EXHIBIT 5.1

October 3, 2008

Calpine Corporation
717 Texas Avenue
Houston Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Calpine Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration of an aggregate of 4,636,734 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) issuable upon the exercise of options (the “Options”) granted pursuant to those certain Calpine Corporation Executive Sign On Non-Qualified Stock Option Agreements (the “Option Agreements”) between the Company and Messrs. Jack A. Fusco, W. Thaddeus Miller and John B. (Thad) Hill.

This opinion is being rendered in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Option Agreements; (iii) the resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the Option Agreements, the Shares and the Registration Statement; and (iv) such other documents, certificates or other records as we have deemed necessary or appropriate.

Based upon and subject to the assumptions and limitations stated in this letter, it is our opinion that when (i) the Board shall have authorized the issuance of the Shares and reserved the Shares for issuance upon exercise of the Options pursuant to the Option Agreements, (ii) the Registration Statement related to the Shares becomes effective under the Securities Act of 1933, as amended, (iii) the Shares have been duly issued in accordance with the terms of the applicable Option Agreement upon receipt of the consideration to be paid therefor (assuming in each case the consideration received by the Company is at least equal to the par value of the Common Stock at such time), and (iv) the appropriate certificates representing the Shares (complying as to form with the bylaws of the Company and the Delaware General Corporation Law and bearing all necessary signatures and authentications) are duly countersigned and registered by the

Calpine Corporation
October 3, 2008

Company’s transfer agent/registrar and delivered in accordance with the terms of the applicable Option Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting such laws currently in effect.

We do not express any opinion with respect to the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ THELEN LLP